Exhibit 10.7.3

SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT

THIS SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is dated as of July ___, 2017 (the “Effective Date”), between TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Company”), and ELIZABETH S. ROBINSON (“Executive”).

Section 1.        TERM OF AGREEMENT

The term of this Agreement shall commence on and as of the Effective Date and continue until Executive’s employment has terminated and the obligations of the parties hereunder have terminated or expired or have been satisfied in accordance with their terms.

Section 2.        DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth in this Section:

2.1.      “Board” means the Board of Directors of the Company.

2.2.       “Cause” means:

(a)       Executive’s willful violation of a Company policy (excluding any act or omission that Executive reasonably believed in good faith to have been in the best interest of the Company), commission of an act of fraud or dishonesty, or willful engagement in illegal conduct or gross misconduct, which in each case is materially and demonstrably injurious to the Company;

(b)       Executive’s continued failure to substantially perform Executive’s duties with the Company or to substantially comply with a specific and lawful directive of the Company’s President and Chief Executive Officer or the Board (other than a continued failure caused by or attributable to physical or mental illness or infirmity), in each case after a written demand for substantial performance or substantial compliance is delivered to Executive by or on behalf of the Company’s President and Chief Executive Officer or the Board, which demand is based on a good-faith determination by the Company’s President and Chief Executive Officer or the Board, after reasonable inquiry, specifically identifying the manner in which the Company’s President and Chief Executive Officer or the Board believes Executive has not substantially performed Executive’s duties or substantially complied with a lawful directive;

(c)       Executive’s conviction of (including a plea of nolo contendere to) a crime constituting a felony;

(d)       Executive’s embezzlement or criminal diversion of funds; or

(e)       Executive’s failure (other than by reason of physical or mental illness or infirmity) to perform or to comply with any material term or condition of this Agreement, which failure:

(i)       is of such a nature that it is reasonably capable of being cured, but only if (x) Executive does not cure such failure within thirty (30) days after written notice of such failure or (y) if such failure cannot be cured in such period and the continuation of such failure will not be materially and demonstrably injurious to the Company, Executive does not commence and diligently seek to cure such failure within such period and thereafter continue to seek to cure such failure until cured; or

(ii)      is of such a nature that it is not reasonably capable of being cured, in which case Executive shall be given written notice thereof but shall not be entitled to any opportunity to cure such failure.

2.3.      “Change in Control” means the occurrence of any of the following:

(a)       any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company; or

(b)       there is a change in the composition of a majority of the Board of Directors of the Company within twelve (12) months after any “person” (as defined above) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then-outstanding securities of the Company; or

(c)       there is consummated any consolidation or merger or share exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving entity immediately after the merger; or

(d)       there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or a substantial portion of the assets of the Company other than to one or more of its wholly-owned subsidiaries; or

(e)       the stockholders of the Company approve a plan or proposal for the complete or partial liquidation, dissolution, or divisive reorganization of the Company.

2.4.       “Code” means the Internal Revenue Code of 1986, as amended.

2.5.      “Date of Termination” means: (i) if Executive’s employment terminates by virtue of Executive’s death, the date of death and (ii) in all other cases, the date as of which a termination of Executive’s employment becomes effective in accordance with the provisions of Section 3.1(d).

2.6.      “Disability” means any physical or mental illness or infirmity of Executive (expressly excluding habitual use of alcohol or drugs) that causes Executive to be substantially unable to perform Executive’s duties hereunder for any period of one hundred eighty (180) consecutive days or two hundred seventy (270) days, whether or not consecutive, in any period of three hundred sixty five (365) days, despite provision by the Company of reasonable accommodations as required by law. The determination of whether a Disability exists shall be made by a licensed physician who is board certified in the specialty mutually determined by the Company and Executive to be applicable and who is mutually selected by the Company and Executive. If the parties cannot agree on such a physician or specialty, each party shall select a physician and the two physicians so selected shall select a third physician board certified in the specialty determined appropriate by the two physicians, and such board-certified physician shall make the determination of whether a Disability exists. Absent certification by the physician so selected that the circumstances of Executive’s condition have changed materially since the time of the then most recent determination, neither party shall be able to initiate a determination as to Disability for a period of nine months after the completion of the then most recent determination.

2.7.      “Good Reason” means the occurrence, without Executive’s express prior written consent, of any of the following:

(a)        Any substantial reduction in the scope of Executive’s authority, duties, or responsibilities, other than a reduction attributable to Executive’s continued failure to substantially perform Executive’s duties with the Company or to accommodate Executive’s physical or mental illness or infirmity;

(b)        Any substantial reduction in Executive’s base compensation or total compensation opportunity for any fiscal year (taking into account base compensation, bonus or other incentive compensation opportunities, and noncash compensation); or

(c)        Any relocation by the Company of Executive’s primary office work location to a point that is more than fifty (50) miles from 11126 McCormick Road, Hunt Valley, MD 21031 resulting from or in connection with a Change in Control;

but only if (i) Executive delivers a written notice to the Company specifically identifying the occurrence and demanding that it be remedied within ninety (90) days of the initial existence of such occurrence and (ii) if the same is capable of being rectified, the Company fails to rectify the same within thirty (30) days after receiving such written notice or, if the same is not capable of being rectified within such period of time, the Company fails to commence diligently to seek to rectify the same within such period and thereafter to continue to seek to rectify such failure until rectified.

For the avoidance of doubt: (x) neither the relocation of Executive’s place of employment to another location nor the occurrence of a Change in Control shall, of itself, constitute “Good Reason” and (y) any prospective action that would, if actually taken or implemented, constitute Good Reason through the application of (a) or (b) above (after the expiration without cure of the applicable notice and cure period provided for above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented.

2.8.      “Separation from Service” means a termination of Executive’s employment that constitutes a separation from service under Section 409A(a)(2)(A)(i) of the Code.

Section 3.        TERMINATION AND COMPENSATION UPON TERMINATION

3.1.      In General.

(a)        Termination by Company. The Company (acting through the President and Chief Executive Officer or the Board) may at any time elect to terminate Executive’s employment by delivery of a notice of termination to Executive for any reason (including on account of Disability) or no reason, with or without Cause.

(b)        Termination by Executive. Executive may elect to terminate Executive’s employment by delivery of a notice of termination for any reason (including on account of Disability) or no reason, with or without Good Reason at any time.

(c)        Notice of Termination. Any termination of Executive’s employment, whether by the Company or by Executive, shall be communicated by written notice of termination to the other party in accordance with the terms of Section 5.5. The notice of termination shall state the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall state an effective date of termination that complies with the requirements of subsection (d).

(d)        Effective Date of Termination. Unless otherwise agreed upon in writing by the Company and Executive:

(i)        The effective date of termination of Executive’s employment in the case of a termination of Executive’s employment by the Company for any or no reason shall not be more than ninety (90) days after the date the notice of termination is given by the Company; and

(ii)       The effective date of termination in the case of a termination of Executive’s employment by Executive for any reason shall not be less than thirty (30) nor more than thirty-five (35) days after the date the notice of termination is given by Executive.

The foregoing, however, shall not preclude the Company from requiring that Executive take a leave of absence with pay until the expiration of the period between the date the notice of termination is given and the effective date of termination.

(e)        Section 409A.

(i)        All payments made to or in respect of Executive pursuant to this Section 3 shall be made in a cash lump sum within thirty (30) days following the Date of Termination, except where this Agreement (or the plan pursuant to which such payment is to be made) provides otherwise. No amounts that are “deferred compensation” within the meaning of Section 409A of the Code and that are payable under this Agreement as a result of Executive’s termination of employment shall be payable to Executive unless Executive’s termination of employment also constitutes a Separation from Service.

(ii)      In the event that any payments due under Section 3.3(c) constitute “deferred compensation” within the meaning of Section 409A of the Code, Executive’s right to receive a series of installment payments shall be treated as a right to a series of separate payments.

3.2.      Death, Disability, Cause, or Resignation Without Good Reason. Executive’s employment shall be terminated automatically on the date of Executive’s death or Disability. Upon such a termination of employment, or upon a termination of employment by the

Company for Cause, or upon a termination of employment by Executive without Good Reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s beneficiary or estate), when the same would otherwise have been due, (i) Executive’s base compensation through the Date of Termination and (ii) any Accrued Bonus as of the Date of Termination (determined in accordance with Section 3.4) and shall have no further obligations under this Agreement.

3.3.      Termination Without Cause or With Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay to Executive:

(a)        When the same would otherwise have become due and payable, Executive’s base compensation through the Date of Termination (without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b));  plus

(b)        When the same would otherwise have become due and payable, any Accrued Bonus as of the Date of Termination (determined in accordance with Section 3.4 and without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b));  plus

(c)        An amount of severance pay equal to one hundred percent (100%) of Executive’s annual base compensation as in effect on the Date of Termination (without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b)), which amount shall be paid in twelve (12) consecutive equal monthly installments (A) commencing on the later of (x) the first day of second calendar month following the Date of Termination and (y) the tenth (10th) day after Executive has executed and delivered to the Company the general release agreement required by Section 3.6 (and provided that Executive has not thereafter revoked or rescinded such release) and (B) continuing thereafter monthly until paid in full.

3.4.      Determination of Accrued Bonus. For purposes of Section 3.2 and Section 3.3(b), “Accrued Bonus” determined as of Executive’s Date of Termination means any bonus or other cash incentive compensation earned or accrued on the Company’s books as of or through the Date of Termination in accordance with this Section 3.4. In making this calculation, to the extent applicable: (i) Executive’s based compensation or other earnings will be based on actual earnings through the Date of Termination (determined without regard to any reduction therein constituting Good Reason within the meaning of Section 2.7(b)), (ii) any individual contribution percentage or individual performance factor will be set at 100%, and (iii) any Company performance factors will be based on those used to calculate bonus accruals for the most recently completed fiscal quarter of the fiscal year in which the Date of Termination falls, unless the Date of Termination falls within the Company’s first fiscal quarter of the fiscal year, in which case any Company performance factors will be calculated as reasonably determined by the Company in good faith.

3.5.      Cost of COBRA Continuation Coverage. If and to the extent that Executive, following a termination of Executive’s employment described in Section 3.3, properly and timely elects (on behalf of Executive and Executive’s qualified beneficiaries) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health plan, Executive shall pay from time to time the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of such then-current costs as long as and for the period during which the Company remains obligated for continuing payments under Section 3.3(c) (without regard to any acceleration by the Company of such payments). The Company shall be authorized to deduct from the installments to be paid under Section 3.3 Executive’s then-current share of the cost of such coverage. The Company’s subsidy of such group health plan coverage shall terminate upon the earlier of (1) the date of termination of COBRA continuation coverage and (2) the payment in full by the Company of its obligations under

Section 3.3(c) (without regard to any acceleration by the Company of such payments), whereupon Executive shall be fully responsible for the cost of continuing coverage and benefits, if any.

3.6.      General Release Agreement. The obligations of the Company to make the payments and provide the benefits described in Sections 3.3 and 3.5 are expressly conditioned upon Executive’s signing and delivering to the Company, not later than forty-five (45) days after the Date of Termination, and thereafter not revoking a valid general release agreement in form and substance reasonably acceptable to the Company, which release shall will include a general release of all claims against the Company, its directors, officers, and affiliates (other than claims in respect of future Company obligations under this Agreement). Any breach of Executive’s nondisclosure, nonsolicitation, or noncompetition obligations to the Company that has or is reasonably likely to have a material and adverse effect on the Company shall, in addition to all other remedies available to Company, result in the immediate release of the Company from any obligation it would otherwise have to make further payments or provide further benefits under this Agreement. Executive expressly acknowledges that the Company is prepared to vigorously enforce these promises and that violation of Executive’s obligations could result in an award of damages or other legal remedies against Executive and Executive’s subsequent employers.

3.7.      Limitation.

(a)        The foregoing notwithstanding, the total of the payments made to Executive pursuant to Sections 3.3 and 3.5 shall be reduced to the extent that the payment of such amount would cause Executive’s total termination benefits (as determined by the Company’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Code and thereby subject Executive to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing reduction exceeds the value of the termination benefits calculated without the such reduction. Any such reduction shall be reduce the cash payments otherwise to be made to Executive in reverse chronological order.

(b)        To the extent that any cash payments due under Section 3.3 or Section 3.5: (i) constitute “deferred compensation” subject to the requirements of Section 409A of the Code, (ii) are payable to an Executive who is a “specified employee” (as defined in Section 409A) as a result of Executive’s Separation from Service, and (iii) would be payable during the six (6) month period following Executive’s Separation from Service, such payments shall be suspended and accumulated by the Company and paid out to Executive on the first business day following the date that is six (6) months after Executive’s Separation from Service. In determining whether any cash payments due under Section 3.3 or Section 3.5 are deferred compensation within the meaning of Section 409A, the parties agree, to the greatest extent possible under the Treasury Regulations promulgated under Section 409A, to make use of any exemptions available under Section 409A, including the short-term deferral exemption (which may require the acceleration of certain cash termination benefits), the separation pay exemption, and the limited payment exemption.

3.8.      Termination Obligations.

(a)        Executive hereby acknowledges and agrees that all Company Property and Materials furnished or made available to or acquired by Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment for whatever reason. “Company Property and Materials” for such purpose includes (i) all electronic devices owned, leased, or made available by the Company for Executive’s use, including personal computers, fax machines, cellular telephones, pagers, and tape recorders, and (ii) all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files) belonging to, and all other proprietary information relating to the business of, the Company. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of the Company and, upon request, will confirm Executive’s compliance with this subsection in writing.

(b)        Executive’s obligations under this Section 3.8 and Section 4 shall survive termination of Executive’s employment and the expiration of this Agreement.

(c)        Upon termination of Executive’s employment, Executive will be deemed to have resigned from all offices and directorships then held with the Company or any of its affiliates.

3.9.      Right of Offset. Executive expressly agrees that the Company shall be entitled to offset against any amounts otherwise payable to Executive under Section 3.3 any amount that Executive may then be obligated to pay to the Company, pursuant to this Agreement or any other agreement or arrangement between Executive and the Company, and Executive consents to the Company’s withholding of such amounts from any amount otherwise payable pursuant to Section 3.3.

3.10.    No Duty to Mitigate. No amount due to Executive under this Agreement by virtue of the termination of Executive’s employment (other than payments to be provided in respect of health benefits to the extent that Executive is entitled to similar benefits by virtue of new employment) shall be reduced by or on account of any compensation received by Executive as the result of employment by another employer.

Section 4.        RESTRICTIVE COVENANTS

4.1.      Confidentiality. In the performance of Executive’s duties hereunder Executive shall abide by and be bound by the Company’s Code of Conduct, including the confidentiality and nonsolicitation restrictions set forth therein. In addition and not in lieu or in substitution therefor, Executive shall not, during Executive’s employment or at any time thereafter, directly or indirectly, disclose or make available to any person for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files), whether or not otherwise included among the Company Property and Materials required to be returned pursuant to Section 3.8(a), shall be returned to the Company and shall not be retained by Executive or furnished or disclosed to any third party in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential any information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by virtue of a violation of this Agreement or any other duty owed to the Company by Executive, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement the term “Confidential Information” means otherwise nonpublic information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, including information about the customers, vendors, employees, consultants, business methods, public relations methods, organization, procedures, business plans, or finances, of the Company or its affiliates, whether or not such information constitutes a “trade secret” under applicable law.

4.2.      Noncompetition.

(a)        Competitive Activity. In addition to the restrictions contained in the Company’s Code of Conduct, Executive agrees that Executive shall not, without the prior written consent of the Company (as may be communicated through the Company’s President and Chief Executive Officer):

(i)        During the period Executive is employed by the Company (the “Employment Period”) and after termination of Executive’s employment during the Restriction Period (as defined in subsection (d)), directly or indirectly, engage or participate in (as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is competitive with the business of the Company or any of its affiliates (x) during the Employment Period, as it is being conducted while Executive is employed by the Company or (y) during the Restriction Period, as it was being conducted at the time of the termination of Executive’s employment (each a “Competitive Business”);

(ii)       After termination of Executive’s employment and during the Restriction Period, directly or indirectly, solicit or attempt to persuade any person who was, at any time within the two (2) year period before such termination an employee or independent contractor of the Company, to terminate his, her, or its relationship with the Company; or

(iii)      After termination of Executive’s employment and during the Restriction Period, directly or indirectly, employ, hire, or retain any person who was an employee of the Company at any time within the one (1) year period before such termination.

For the avoidance of doubt and without limitation, subsection (i) above is intended, among other things, to prohibit, during the Employment Period and Restriction Period, the solicitation by Executive of any customer, client, or vendor of the Company for the benefit of or in furtherance of a Competitive Business and the engagement or participation of Executive by or with any business that solicits or engages in business with any customer, client, or vendor of the Company in furtherance of a Competitive Business.

(b)        Notwithstanding the foregoing, and with due recognition of the considerable breadth and scope of the products sold by the Company, the Company agrees that it will not unreasonably withhold its consent to allowing Executive to be employed during the Restriction Period by a Competing Business, provided that (and for as long as) the Competing Business competes with, or is likely to continue to compete with, the Company, as determined in the reasonable discretion of the Company, only in a manner having not more than an immaterial effect on the business, financial condition, or financial results of the Company as a whole or any business segment of the Company. Any such request shall be accompanied by a detailed statement of the then-current and anticipated business activities of the Competing Business, certified to be true, complete, and correct on behalf of such Competing Business, together with or followed by any other or additional information as may reasonably be requested by the Company to fully and properly evaluate Executive’s request.

(c)        Notwithstanding the foregoing, Executive may own up to a five percent (5%) interest in a publicly traded corporation or other person engaged in a Competitive Business.

(d)        For purposes hereof, “Restriction Period” means the period beginning upon the Date of Termination and ending on the first anniversary thereof.

4.3.      Remedies for Breach. Executive acknowledges that the provisions of Sections 4.1 and 4.2 are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other legal or equitable relief or remedy available to the Company, the Company shall be entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions (and that no bond or security shall be required in connection therewith), together with an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative.

4.4.      Modification. If a court determines that any of the restrictions contained in Section 4.1 or Section 4.2 is unreasonable in terms of scope, duration, geographic area, or otherwise, or any provision in Section 4.1 or Section 4.2 is otherwise illegal, invalid, or unenforceable, then such restriction or provision, as applicable, shall be reformed to the extent necessary so that the same shall be rendered enforceable to the fullest extent otherwise permissible under applicable law, and the parties hereto do hereby expressly authorize any such court to so provide.

Section 5.        GENERAL PROVISIONS

5.1.      Termination of Employment Agreements. The parties hereby agree that any and all prior employment agreements between Executive and the Company are hereby terminated as of the date hereof, and any and all such agreements shall be of no further force and effect from and after the date hereof and the parties shall be released from any further obligations thereunder. The foregoing, however, shall not be deemed to abrogate or otherwise affect any of Executive’s obligations under the Company’s Code of Conduct as heretofore or hereafter in effect or any other restrictive covenant binding upon Executive.

5.2.      Certain Rules of Construction.

(a)        Number. The definitions contained in Section 2 and elsewhere in this Agreement shall be equally applicable to both the singular and plural forms.

(b)        “Including”; “Or.” The word “including” means and shall be read as “including but not limited to” and the word “or” means “or” in the nonexclusive sense, i.e., either “and” or “or.”

(c)        Section and Subsection References. Except as otherwise specified herein, references in this Agreement to Sections, subsections, and paragraphs are references to the Sections, subsections, and paragraphs of this Agreement.

(d)        Headings. The headings of the Sections, subsections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or affect the construction hereof.

(e)        “Herein.” Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)        “Person.” Except as may be expressly provided otherwise herein, the word “person” includes an individual, corporation, general or limited partnership, joint venture, limited liability company, business trust, firm, association, or other form of business entity.

(g)        Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

5.3.      Successors; Binding Agreement.

(a)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement. Unless expressly provided otherwise, “Company” as used herein means the Company as defined in this Agreement and any successor to its business or assets as aforesaid.

(b)        This Agreement may not be assigned by Executive but shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive dies while any amounts remains payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there is no such designee, to Executive’s estate.

5.4.      No Contract of Employment. Executive acknowledges that Executive’s employment with the Company is “at will.” This Agreement does not and is not intended to confer upon Executive any right of continued or future employment by the Company or any right to compensation or benefits from the Company except the rights specifically stated herein, and shall not limit the right of the Company to terminate Executive’s employment at any time with or without Cause.

5.5.      Notices. All notices, demands, and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) when transmitted by fax, email, or other electronic or digital transmission, in each case with receipt confirmed, (iii) one business day after delivery to an overnight courier for next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case, notice shall be addressed as follows:

If to Executive:	As set forth below Executive’s signature to this Agreement

If to the Company:	TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, MD 21031
Attention: President and CEO
Fax: (410) 229-1669

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

5.6.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A counterpart signature page delivered by fax or other electronic means shall be as effective as the original thereof.

5.7.      Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Maryland (without regard to any provision that would result in the application of the laws of any other state or jurisdiction).

5.8.      Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify, defend, and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs, and expenses of any nature whatsoever directly or indirectly arising out of or relating to Executive’s discharge of Executive’s duties on behalf of the Company or its subsidiaries and affiliates, as long as Executive acted in good faith and within the course and scope of Executive’s duties with respect to the matter giving rise thereto.

5.9.      Nondisparagement. The Company and Executive agree that neither will knowingly make any false statement intended or reasonably likely to disparage or defame the other to any person not a party to this Agreement relating to the employment relationship between the Company and Executive, the Company's business, or Executive’s performance.

5.10.    ARBITRATION OF DISPUTES; WAIVER OF JURY TRIAL.

(a)       Any claims (including counterclaims and cross-claims) and disputes between the parties arising out of or in any way relating to this Agreement or Executive’s employment with the Company shall (except as permitted by subsection (b)) be resolved by submission to binding arbitration before a single neutral arbitrator, who shall be a member of the Bar of the State of Maryland, in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association (AAA) then in effect. Such arbitration shall be held in Baltimore, Maryland.

(b)       Notwithstanding subsection (a) or any other provision of this Agreement, either party shall have the right to apply to a court having appropriate jurisdiction to seek injunctive or other equitable or nonmonetary relief, on either an interim or permanent basis, in respect of any claim arising out of or in connection with this Agreement or Executive’s employment with the Company.

(c)       Without implying any limitation on the requirement of subsection (a) that disputes be submitted to and resolved by arbitration, each party hereby irrevocably waives any right to a trial by jury in any action or proceeding arising under or relating to this Agreement or to the terms or conditions of Executive’s employment with the Company.

5.11.    Attorneys’ Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, or default in connection with any of the provisions of this Agreement, the prevailing party (as determined by the court or arbitrator) shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action, arbitration, or other proceeding, including any appeal thereof, in addition to any other relief to which such party may be entitled. Any award of attorneys’ fees or costs to Executive shall not affect the award of any attorneys’ fees or costs eligible for reimbursement in any other calendar year, and all such reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

5.12.    Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both Executive and the Company.

5.13.    Executive’s Acknowledgment. Executive acknowledges (i) that Executive has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

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IN WITNESS WHEREOF, the parties have executed this Severance and Restrictive Covenant Agreement as of the date and year first above written.

TESSCO TECHNOLOGIES INCORPORATED

By:
Murray Wright
President and CEO

EXECUTIVE:

ELIZABETH S. ROBINSON

Address:

Fax:
Email: